EXHIBIT 99.1

Interactive Brokers Appoints Rich Repetto to its Board of Directors

Greenwich, CT, January 2, 2024 – Interactive Brokers (Nasdaq: IBKR), an automated global electronic broker, today announced the appointment of Rich Repetto as an independent director of the firm effective January 1, 2024.

“We are pleased to announce the appointment of Rich to the Board of Directors following his distinguished career where he pioneered the research of electronic brokers and exchanges,” said Thomas Peterffy, Founder and Chairman of Interactive Brokers. “Mr. Repetto’s extensive knowledge and understanding of the electronic investing and trading industry brings an important perspective to the Board, and we look forward to benefiting from his insights.”

A renowned research analyst with over 25 years of experience covering electronic trading and financial technology companies, Mr. Repetto retired in June 2023 as Managing Director and Senior Research Analyst at Piper Sandler. Throughout his successful career, Mr. Repetto received many accolades, including the Financial Times/StarMine “Analyst of the Year” Award in 2010 and “Global Analyst of the Year” from the Financial Times in 2012.

Mr. Repetto was a Principal at Sandler O’Neill for approximately 20 years, and before that, he was a Managing Director and analyst with Putnam Lovell NBF, overseeing equity research in the electronic finance and brokerage industries. He also worked for Lehman Brothers and founded the company’s coverage of the Internet financial services sector. Prior to that, he was with Mobil in sales and marketing for 10 years.

Mr. Repetto received a BS in general engineering from the United States Military Academy at West Point and served as a helicopter pilot in the US Army for five years. He holds an MBA in finance from the Wharton School of the University of Pennsylvania.

Mr. Repetto also supports philanthropic initiatives and was recently recognized by Tuesday's Children, which helps families impacted by terrorism, military conflict, and mass violence, as their 2023 Military and Finance Industry honoree.

About Interactive Brokers Group, Inc.:

Interactive Brokers Group affiliates provide automated trade execution and custody of securities, commodities, and foreign exchange around the clock on over 150 markets in numerous countries and currencies, from a single unified platform to clients worldwide. We serve individual investors, hedge funds, proprietary trading groups, financial advisors and introducing brokers. Our four decades of focus on technology and automation has enabled us to equip our clients with a uniquely sophisticated platform to manage their investment portfolios. We strive to provide our clients with advantageous execution prices and trading, risk and portfolio management tools, research facilities and investment products, all at low or no cost, positioning them to achieve superior returns on investments. For the sixth consecutive year, Barron’s ranked Interactive Brokers #1 with 5 out of 5 stars in its June 9, 2023, Best Online Brokers Review.

Contacts for Interactive Brokers Group, Inc. Media: Katherine Ewert, media@ibkr.com